Exhibit 99.1

Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200

Chico's FAS, Inc. Declares Cash Dividend of $0.08 Per Share

Fort Myers, FL − June 17, 2016 − Chico’s FAS, Inc. (NYSE: CHS) today announced that its Board of Directors declared a quarterly cash dividend of $0.08 per share of its common stock, a 3.2% increase over the dividend rate from September 2015. The dividend is payable on September 26, 2016 to Chico’s FAS shareholders of record at the close of business on September 12, 2016.

ABOUT CHICO’S FAS, INC.

The Company, through its brands – Chico's, White House Black Market and Soma, is a leading omni-channel specialty retailer of women's private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing items.

As of April 30, 2016, the Company operated 1,517 stores in the US and Canada and sold merchandise through franchise locations in Mexico. The Company's merchandise is also available at www.chicos.com, www.whbm.com and www.soma.com. For more detailed information on Chico's FAS, Inc., please go to our corporate website at www.chicosfas.com.

Executive Contact:
Jennifer Powers
Vice President – Investor Relations
Chico’s FAS, Inc.
(239) 346-4199